As filed with the Securities and Exchange Commission on January 14, 2011

Registration No. 333-138506
Registration No. 333-136061
Registration No. 333-18135
Registration No. 33-60196

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138506
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-136061
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-18135
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-60196

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASCENA RETAIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-0641353
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

30 Dunnigan Drive
Suffern, New York	10901
(Address of Principal Executive Offices)	(Zip Code)

The Dress Barn, Inc. 2010 Stock Incentive Plan (formerly known as “The Dress Barn, Inc. 2001 Stock
Incentive Plan”)
The Dress Barn, Inc. 2005 Employee Stock Purchase Plan
The Dress Barn, Inc. 401(k) Savings and Retirement Plan (formerly known as “Dress Barn, Inc. 401(k) Profit
Sharing Retirement Savings Plan”)
The Dress Barn, Inc. 1995 Stock Option Plan
The Dress Barn, Inc. 1993 Incentive Stock Option Plan

(Full title of the plan)

David R. Jaffe	Copies to:
President and Chief Executive Officer
Ascena Retail Group, Inc.	Steven L. Kirshenbaum, Esq.
30 Dunnigan Drive	Julie M. Allen, Esq.
Suffern, New York 10901	Proskauer Rose LLP
(Name and address of agent for service)	1585 Broadway
New York, New York 10036
(212) 969-3000
(845) 369-4500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

                    This Post-Effective Amendment No. 1 (this “Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 333-138506, 333-136061, 333-18135 and 33-60196) (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), as the successor registrant to The Dress Barn, Inc., a Connecticut corporation (the “Predecessor Registrant”).

                    On January 1, 2011, Ascena completed its previously announced reorganization pursuant to the Agreement and Plan of Reorganization dated as of August 20, 2010 (the “Reorganization Agreement”), by and among Ascena, the Predecessor Registrant and DB Merger Corp., a Connecticut corporation (“MergerCo”).

                    The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with MergerCo, with the Predecessor Registrant surviving the Merger as a wholly owned subsidiary of Ascena, and the conversion of each share of common stock, par value $0.05 per share (“Predecessor Common Stock”), of the Predecessor Registrant, issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (“Ascena Common Stock”), of Ascena. In addition, each outstanding option to purchase or other right to acquire shares of Predecessor Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Ascena Common Stock. Pursuant to the Reorganization Agreement, immediately following the Merger, the Predecessor Registrant distributed the stock of its subsidiaries, Maurices Incorporated, a Delaware corporation (“maurices”), and Tween Brands, Inc., a Delaware corporation, which operates the Justice brand (“Tween Brands”), to Ascena (the Merger and such distribution, collectively, the “Reorganization”). As a result of the Reorganization, Ascena now owns the Predecessor Registrant, maurices and Tween Brands as sister subsidiaries, and Ascena is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act.

                    Ascena and its subsidiaries continue to conduct all of the operations previously conducted by the Predecessor Registrant and its subsidiaries prior to the Reorganization and the consolidated assets, liabilities, operations and financial condition of Ascena immediately after the Reorganization are the same as those of the Predecessor Registrant immediately prior to the Reorganization. The directors and executive officers of Ascena immediately following the Reorganization are the same individuals who were directors and executive officers, respectively, of the Predecessor Registrant immediately prior to the Reorganization.

                    Upon completion of the Reorganization, Ascena, a Delaware corporation, replaced the Predecessor Registrant, a Connecticut corporation, as the publicly held corporation, and the holders of Predecessor Common Stock now hold the same number of shares and same ownership percentage of Ascena as they held of the Predecessor Registrant immediately prior to the Reorganization. As of January 3, 2011, shares of Ascena Common Stock commenced trading on the NASDAQ Global Select Market under the symbol “ASNA”.

                    In accordance with paragraph (d) of Rule 414 under the Securities Act, Ascena hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “Commission”) by Ascena or the Predecessor Registrant are hereby incorporated herein by reference:

(a)	the Predecessor Registrant’s Annual Report on Form 10-K/A for the year ended July 31, 2010, filed with the Commission on November 10, 2010;

(b)	the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010, filed with the Commission on December 9, 2010;

(c)	the Predecessor Registrant’s Current Reports on Form 8-K filed with the Commission on August 20, 2010, September 24, 2010, October 5, 2010, December 20, 2010 and January 3, 2011;

(d)	Ascena’s Current Reports on Form 8-K filed with the Commission on August 20, 2010, January 3, 2011 and January 5, 2011; and

(e)

the description of Ascena’s Common Stock contained in any registration statement or report filed by the Predecessor Registrant under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by Ascena pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Ascena’s second amended and restated certificate of incorporation, as amended, provides, to the fullest extent permitted by Delaware law, that directors will not be liable to Ascena or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability (a) for any breach of the director’s duty of loyalty to Ascena or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (governing distributions to stockholders); or (d) for any transaction from which the director derived any improper personal benefit.

However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Ascena’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The second amended and restated certificate of incorporation, as amended, and bylaws of Ascena further provide that Ascena will indemnify each of its directors and officers to the fullest extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

Ascena has entered into indemnification agreements with each of its directors and named executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description

3.1

Second Amended and Restated Certificate of Incorporation of Ascena (incorporated by reference to Annex II of the Registration Statement on Form S-4/A of Ascena filed with the Commission on November 10, 2010).

3.2

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Ascena (incorporated by reference Exhibit 3.1 of the Current Report on Form 8-K of Ascena filed with the Commission on January 3, 2011).

3.3	Bylaws of Ascena (incorporated by reference to Annex III of the Registration Statement on Form S-4/A of Ascena filed with the Commission on November 10, 2010).

5.1*	Opinion of Proskauer Rose LLP

5.2*

Copy of the Internal Revenue Service determination letter dated January 31, 2006 that The Dress Barn, Inc. 401(k) Savings and Retirement Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

23.1*	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24*	Power of Attorney (included on signature page)

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
           (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
           (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffern, State of New York, on January 14, 2011.

ASCENA RETAIL GROUP, INC.

By:	/s/ David R. Jaffe

Name: David R. Jaffe
Title: President and Chief Executive Officer

POWER OF ATTORNEY

                    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David R. Jaffe and Armand Correia and each of them, acting singly his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Ascena Retail Group, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Name	Title	Date

/s/ Elliot S. Jaffe
	Chairman of the Board	January 14, 2011
Elliot S. Jaffe

/s/ David R. Jaffe	Director, President and Chief Executive Officer (Principal Executive Officer)
January 14, 2011
David R. Jaffe

/s/ Armand Correia	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
January 14, 2011
Armand Correia

/s/ Klaus Eppler
January 14, 2011
Klaus Eppler	Director

/s/ Randy L. Pearce
January 14, 2011
Randy L. Pearce	Director

/s/ John Usdan
January 14, 2011
John Usdan	Director

/s/ Kate Buggeln
January 14, 2011
Kate Buggeln	Director

/s/ Michael W. Rayden
January 14, 2011
Michael W. Rayden	Director